Exhibit 10.3

AMENDED AND RESTATED
SECURITY AGREEMENT

        This AMENDED AND RESTATED SECURITY AGREEMENT, dated as of November 21, 2002 amends and restates that certain Security Agreement dated as of October 8, 2002, made by each of FAO, Inc. ("FAO"), a Delaware corporation, FAO Schwarz, Inc. ("Schwarz"), a Delaware corporation and ZB Company, Inc., a Delaware corporation ("ZB", and, together with FAO and Schwarz, "Grantors"), in favor of Kayne Anderson Capital Advisors, L.P., as agent ("KACA"), and Fortune Twenty-Fifth, Inc. (together with KACA, the "Secured Parties"), holders of certain notes dated as of October 9, 2002 (the "Existing Notes"), as amended and restated as of the date hereof in the aggregate principal amount of up to $13,000,000 (the "Equipment Notes"), issued by Grantors to Secured Parties, with reference to the following facts:

RECITALS

        A. The Secured Parties provided letters of credit in an aggregate amount of $13,000,000 for the benefit of the Grantors which letters of credit were to expire November 8, 2002 (the "Letters of Credit").

        B. In connection with the arrangement of the Letters of Credit by the Secured Parties, the Grantors became obligated to pay the Secured Parties a 15% per annum rate of return on the face amount of the Letters of Credit for the period during which they were outstanding and to cause such Letters of Credit to expire unexercised (the "Initial Indebtedness") or the Grantors would become obligated on certain contingent secured notes (the "Contingent Notes") issued with a contingent aggregate principal amount equal to the amount, if any, drawn on the Letters of Credit.

        C. The Grantors also issued contingent warrants to the Secured Parties in connection with the Contingent Notes which would become exercisable only if the contingency was satisfied causing the Contingent Notes becoming effective.

        D. The Grantors and the Secured Parties subsequently agreed that Grantors would issue the Existing Notes and new contingent warrants in exchange for cancellation of the Initial Indebtedness and return of the Contingent Notes as well as the security agreement and contingent warrants issued in connection therewith.

        E. The Grantors and the Secured Parties subsequently agreed to amend and restate the Existing Notes to, among other things, extend the maturity of the Existing Notes which, as so amended and restated are referred to in this Security Agreement as the Equipment Notes.

AGREEMENT

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which hereby is acknowledged, each of the Grantors hereby represents, warrants, covenants, agrees, assigns and grants as follows:

        1. Definitions. Terms defined in the Equipment Notes and not otherwise defined in this Agreement shall have the meanings defined for those terms in the Equipment Notes. Terms defined in the New York Uniform Commercial Code and not otherwise defined in this Agreement or in the Equipment Notes shall have the meanings defined for those terms in the New York Uniform Commercial Code. As used in this Agreement, the following terms shall have the meanings respectively set forth after each:

        "Agreement" means this security agreement, and any extensions, modifications, renewals, restatements, supplements or amendments hereof.

        "Collateral" means all of Grantors' now owned or hereafter acquired right, title and interest in and to each of the following:

          (a)  the Equipment;

          (b)  books and records related to the Equipment;

          (c)  any and all proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all accounts, books, chattel paper, general intangibles, goods (including without limitation equipment and inventory), investment property, instruments, letter of credit rights, real property, money, or other tangible or intangible property (as such terms are defined from time to time in the Uniform Commercial Code as in effect in the State of New York), resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

        "Equipment" means all of Grantors' now owned or hereafter acquired right, title, and interest with respect to "equipment", as such term is defined from time to time in the Uniform Commercial Code as in effect in the State of New York, fixtures and vehicles (including motor vehicles) including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing; provided that "Equipment" shall not include the "Collateral" as that term is defined in that certain Security Agreement dated as of September 5, 2001 by and between ZB Company, Inc. and PNC Leasing, LLC as of the date hereof.

        "Secured Obligations" means any and all present and future obligations of Grantors arising under or relating to the Equipment Notes or any one or more of them, whether due or to become due, matured or unmatured, or liquidated or unliquidated, including interest that accrues after the commencement of any bankruptcy or insolvency proceeding by or against Grantors.

        2. Further Assurances; Warranty. At any time and from time to time at the request of the Secured Parties, Grantors shall execute and deliver to the Secured Parties all such financing statements and other instruments and documents in form and substance satisfactory to the Secured Parties as shall be necessary or desirable to fully perfect, when filed and/or recorded, the Secured Parties' security interests granted pursuant to Section 3 of this Agreement. At any time and from time to time, the Secured Parties shall be entitled to file and/or record any or all such financing statements, instruments and documents held by them, and any or all such further financing statements, documents and instruments, and to take all such other actions, as the Secured Parties may deem appropriate to perfect and to maintain perfected the security interests granted in Section 3 of this Agreement. Before and after the occurrence of any Event of Default, at the Secured Parties' request, Grantors shall execute all such further financing statements, instruments and documents, and shall do all such further acts and things, as may be deemed necessary or desirable by the Secured Parties to create and perfect, and to continue and preserve, an indefeasible security interest in the Collateral in favor of the Secured Parties, or the priority thereof, including causing any such financing statements to be filed and/or recorded in the applicable jurisdiction.

        Grantors represent and warrant that they are the sole beneficial owners of the Collateral and that the Collateral is free and clear of liens except for liens permitted under that certain Loan and Security Agreement by and among the Grantors and Wells Fargo Retail Finance, LLC, as agent, dated as of April 30, 2002, as amended.

        3. Security Agreement. For valuable consideration, Grantors assign and pledge to the Secured Parties, and grants to the Secured Parties a security interest in, all currently existing and hereafter acquired Collateral (except to the extent such a lien is prohibited by agreements of the Grantors existing on the date hereof), as security for the timely payment of all of the Secured Obligations. This Agreement is a continuing and irrevocable agreement and all the rights, powers, privileges and remedies hereunder shall apply to any and all Secured Obligations, including those Secured Obligations arising under successive transactions which shall either continue the Secured Obligations, increase or decrease them, or from time to time create new Secured Obligations after all or any prior Secured Obligations have been satisfied, and notwithstanding the bankruptcy of Grantors.

        4. Events of Default. There shall be an Event of Default hereunder upon the occurrence and during the continuance of an Event of Default under the Equipment Notes.

        5. Rights Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Secured Parties shall have, in any jurisdiction where enforcement hereof is sought, in addition to all other rights and remedies that the Secured Parties may have under applicable law or in equity or under this Agreement all rights and remedies of a secured party under the Uniform Commercial Code as enacted in any jurisdiction.

        6. Voting Rights; Dividends; Etc. With respect to any Collateral consisting of securities, partnership interests, joint venture interests, investments or the like in the possession of the Secured Parties (referred to collectively and individually in this Section 6 and in Section 7 as the "Investment Collateral"), so long as no Event of Default occurs and remains continuing:

          6.1 Voting Rights. Grantors shall be entitled to exercise any and all voting and other consensual rights pertaining to the Investment Collateral, or any part thereof, for any purpose not inconsistent with the terms of this Agreement or the Equipment Notes.

          6.2 Dividend and Distribution Rights. Grantors shall be entitled to receive and to retain and use any and all dividends or distributions paid in respect of the Investment Collateral.

        7. Rights During Event of Default. With respect to any Investment Collateral in the possession of the Secured Parties, so long as an Event of Default has occurred and is continuing:

          7.1 Voting, Dividend and Distribution Rights. At the option of the Secured Parties, all rights of Grantors to exercise the voting and other consensual rights which they would otherwise be entitled to exercise pursuant to Section 6.1 above, and to receive the dividends and distributions which they would otherwise be authorized to receive and retain pursuant to Section 6.2 above, shall cease, and all such rights thereupon shall become vested in the Secured Parties which thereupon shall have the sole right to exercise such voting and other consensual rights and to receive and to hold as pledged Collateral such dividends and distributions.

          7.2 Dividends and Distributions Held in Trust. All dividends and other distributions which are received by Grantors contrary to the provisions of this Agreement shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of Grantors and forthwith shall be paid over to Secured Parties as pledged Collateral in the same form as so received (with any necessary endorsements).

        8. Costs and Expenses. Grantors agree to pay to the Secured Parties all costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by the Secured Parties in the enforcement or attempted enforcement of this Agreement, whether or not an action is filed in connection therewith, and in connection with any waiver or amendment of any term or provision hereof. All advances, charges, costs and expenses, including reasonable attorneys' fees and disbursements, incurred or paid by the Secured Parties in exercising any right, privilege, power or remedy conferred by this Agreement, or in the enforcement or attempted enforcement thereof, shall be secured hereby and shall become a part of the Secured Obligations and shall be paid to the Secured Parties by Grantors, immediately upon demand, together with interest thereon from the date of demand at the rate of 8% per annum.

        9. Continuing Effect. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantors for liquidation or reorganization, should Grantors become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Grantors' assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Secured Parties, whether as a "voidable preference," "fraudulent conveyance" or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

        10. Release of Grantors. This Agreement shall be terminated and all Secured Obligations of Grantors hereunder shall be released when all Secured Obligations have been paid in full or upon such release of Grantors' Secured Obligations hereunder. Upon such termination Secured Parties shall return any pledged Collateral to Grantors, or to the person or persons legally entitled thereto, and shall endorse, execute, deliver, record and file all instruments and documents, and do all other acts and things reasonably required for the return of the Collateral to Grantors, or to the person or persons legally entitled thereto, and to evidence or document the release of the Secured Parties' interests arising under this Agreement, all as reasonably requested by, and at the sole expense of, Grantors.

        11. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

        IN WITNESS WHEREOF, Each of the Grantors has executed this Agreement by its duly authorized officer as of the date first written above.

"Grantors"
FAO, INC., a Delaware corporation
By:	/s/ RAYMOND P. SPRINGER Raymond P. Springer Executive Vice President and Chief Financial Officer
FAO SCHWARZ, INC., a Delaware corporation
By:	/s/ RAYMOND P. SPRINGER Raymond P. Springer Executive Vice President and Chief Financial Officer
ZB COMPANY, INC., a Delaware corporation
By:	/s/ RAYMOND P. SPRINGER Raymond P. Springer Executive Vice President and Chief Financial Officer

ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:
"Secured Parties"
KAYNE ANDERSON CAPITAL ADVISORS, L.P.
By	/s/ DAVID SHLADOVSKY
Title: General Counsel

FORTUNE TWENTY-FIFTH, INC.
By	/s/ FRED KAYNE
Title: President